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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

U.S. Concrete, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2006
Dear Stockholder:
     On behalf of the Board of Directors, we invite you to attend the 2006 Annual Meeting of Stockholders of U.S. Concrete, Inc. We will hold the meeting at 8:00 a.m., Central Time, on Tuesday, May 9, 2006, at the Hilton Houston Westchase & Towers, 9999 Westheimer Road, Houston, Texas 77042.
     On the following pages you will find the Notice of Annual Meeting of Stockholders and Proxy Statement providing information concerning the matters to be acted on at the meeting. Our Annual Report to Stockholders describing U.S. Concrete’s operations during the year ended December 31, 2005 is enclosed.
     We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.
     Thank you for your interest in U.S. Concrete.
Sincerely,

Vincent D. Foster	Eugene P. Martineau
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1
PROPOSAL NO. 2
INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES
EXECUTIVE OFFICERS AND KEY EMPLOYEE
EXECUTIVE COMPENSATION AND OTHER MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
Comparison of Cumulative Total Return
PROPOSAL NO. 3
EXPENSES RELATING TO THIS PROXY SOLICITATION
OTHER INFORMATION
APPENDIX I

U.S. CONCRETE, INC.
2925 Briarpark, Suite 1050, Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 9, 2006

To the Stockholders of U.S. Concrete, Inc.:
     The Annual Meeting of Stockholders of U.S. Concrete, Inc. will be held on Tuesday, May 9, 2006, at 8:00 a.m., Central Time, at the Hilton Houston Westchase & Towers, 9999 Westheimer Road, Houston, Texas 77042. At the meeting, we will ask you to consider and take action on the following:
     (1) approve an amendment to our certificate of incorporation to declassify our Board of Directors so that all directors will be elected annually and directors may be removed with or without cause (Proposal No. 1);
     (2) elect seven directors to serve until the 2007 annual meeting of stockholders, unless Proposal No. 1 is not approved, in which case, elect two directors to serve until the 2009 annual meeting of stockholders and one director to serve until the 2008 annual meeting of stockholders (Proposal No. 2);
     (3) ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of U.S. Concrete for the year ending December 31, 2006 (Proposal No. 3); and
     (4) transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.
     We are sending this notice and the attached proxy statement to our stockholders on or about April 13, 2006. Our Board of Directors has set the close of business on March 29, 2006 as the record date for determining stockholders entitled to receive notice of and to vote at the annual meeting. A list of all stockholders entitled to vote is available for inspection during normal business hours at our principal offices at 2925 Briarpark, Suite 1050, Houston, Texas 77042. This list also will be available at the meeting.
     Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement. Further, to be sure your vote counts and to ensure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting.

By Order of the Board of Directors,

Donald C. Wayne
Vice President, General Counsel and Corporate Secretary
Houston, Texas April 13, 2006

U.S. CONCRETE, INC.
PROXY STATEMENT
FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING
Q:	What am I being asked to vote on?

A:	We are asking you to vote on the following:
•	a proposed amendment to our certificate of incorporation to declassify our Board of Directors so that all directors are elected annually and to provide that directors may be removed with or without cause (Proposal No. 1);

•	the election of seven directors to serve until the 2007 annual meeting of stockholders, unless Proposal No. 1 is not approved, in which case, the election of (1) two directors to serve until the 2009 annual meeting of stockholders and (2) one director to serve until the 2008 annual meeting of stockholders (Proposal No. 2);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006 (Proposal No. 3); and

•	any other business that may properly come before the meeting or any adjournment or postponement of the meeting.
Q:	Who may vote?

A:	All stockholders of record as of the close of business on March 29, 2006 are entitled to vote. Holders of our common stock are entitled to one vote per share. As of March 29, 2006, 38,602,780 shares of our common stock were outstanding and entitled to vote.

Q:	Who may attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	You may vote in two ways:
•	you may come to the annual meeting and cast your vote in person; or

•	you may vote by signing and returning the enclosed proxy card. If you do, the persons named on the card will vote your shares in the manner you indicate.
Q:	Who is soliciting my proxy?

A:	U.S. Concrete is soliciting your proxy on behalf of its Board of Directors.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:	If you return your signed proxy card, but do not indicate how you wish to vote, the persons named as proxies will vote your shares FOR the approval of an amendment to our certificate of incorporation to declassify the Board of Directors so that all directors will be elected annually and to provide that directors may be removed with or without cause (Proposal No. 1), FOR election of all the nominees for director (Proposal No. 2), and FOR ratification of the appointment of PricewaterhouseCoopers LLP (Proposal No. 3). We are unaware of any other matters that may come before the annual meeting. If they do, the proxy holders will vote the proxies according to their best judgment.

Q:	What if I vote by proxy and then change my mind?

A:	You can revoke your proxy at any time before the annual meeting by:
•	writing to U.S. Concrete’s Corporate Secretary at the mailing address in the answer to the last question below;

•	delivering a properly executed proxy dated after the date of the proxy you want to revoke; or

•	attending the annual meeting and casting your vote in person.
Q:	When did U.S. Concrete first distribute this proxy statement and the accompanying form of proxy to stockholders?

A:	We first distributed this proxy statement and the accompanying form of proxy to our stockholders on or about April 13, 2006.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. We need a quorum of stockholders to hold a valid annual meeting. If you have properly signed and returned your proxy card, you will be considered part of the quorum. We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have the authority to do so. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q:	What vote is required for the passage of each of the proposals up for consideration at the annual meeting?

A:	Approval of the amendment to our certificate of incorporation requires the affirmative vote of the stockholders present in person or by proxy at the meeting and having a majority of the votes entitled to vote thereon. Directors are elected by a plurality of the shares of common stock present in person or by proxy and voting at the meeting in the election of directors. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the vote for directors or the ratification of our independent registered public accounting firm. Abstentions will count as present for purposes of the vote on the amendment to our certificate of incorporation, but broker non-votes will not. Both abstentions and broker non-votes will have the same effect as votes against approval of the amendment to our certificate of incorporation.

Q:	Who will count the votes?

A:	Representatives of Automatic Data Processing, Inc. will tabulate the votes.

Q:	What shares are included on the proxy card?

A:	The shares listed on your card represent all the shares of common stock held in your name, as distinguished from shares held by a broker in “street” name. You will receive a separate card from your broker if you hold shares in “street” name.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:	What is U.S. Concrete’s mailing address?

A:	Our mailing address is U.S. Concrete, Inc., 2925 Briarpark, Suite 1050, Houston, Texas 77042.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows the beneficial ownership of our common stock as of March 29, 2006 by each person who we know beneficially owns more than 5% of the outstanding shares of our common stock, each of our directors, our chief executive officer, our other executive officers named in the Summary Compensation Table in this proxy statement and all our directors and executive officers as a group. Unless otherwise indicated in the footnotes below, each individual named has sole voting and dispositive power with respect to the shares shown, and the address of all those persons is c/o U.S. Concrete, Inc., 2925 Briarpark, Suite 1050, Houston, Texas 77042.

	Shares of Common Stock
	Beneficially Owned
Name	Number	Percent
Wells Fargo & Company (1)	2,940,920	7.62%
Dimensional Fund Advisors Inc. (2)	2,143,640	5.55
Wells Capital Management Incorporated (3)	2,000,962	5.18
Robert S. Walker (4)	1,670,838	4.33
Thomas J. Albanese (5)	1,304,160	3.37
William T. Albanese (6)	1,232,173	3.19
Eugene P. Martineau (7)	1,075,076	2.75
Michael W. Harlan (8)	693,342	1.78
Vincent D. Foster (9)	655,135	1.69
Murray S. Simpson (10)	105,353	*
John R. Colson (11)	69,808	*
Robert D. Hardy	62,261	*
T. William Porter (12)	54,206	*
Mary P. Ricciardello (13)	32,199	*
Directors and executive officers as a group (18 persons) (14)	7,301,137	18.20

*	Less than 1%.

(1)	Number of shares owned is based solely on a Schedule 13G filed with the SEC on February 15, 2006 reporting ownership as of December 31, 2005. This stockholder’s address is 420 Montgomery Street, San Francisco, CA 94104. The Schedule 13G reports sole voting power for 2,843,425 shares of common stock and sole dispositive power for 2,073,920 shares of common stock.

(2)	Number of shares owned is based solely on a Schedule 13G/A filed with the SEC on February 6, 2006 reporting ownership as of December 31, 2005. This stockholder’s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The Schedule 13G/A reports that Dimensional Fund Advisors Inc. (“Dimensional”) may be deemed to be the beneficial owner of 2,143,640 shares of common stock as a result of acting as investment adviser to or manager of various investment companies, trusts and accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses sole voting and dispositive power for 2,143,640 shares of common stock that are owned by the Funds. Dimensional disclaims beneficial ownership of those shares of common stock because they are owned by the Funds.

(3)	Number of shares owned is based solely on a Schedule 13G filed with the SEC on February 15, 2006 reporting ownership as of December 31, 2005. This stockholder’s address is 525 Market Street, San Francisco, CA 94105. The Schedule 13G reports sole voting power for 1,071,532 shares of common stock and sole dispositive power for 2,000,962 shares of common stock.

(4)	Includes 40,000 shares of common stock which Mr. Walker has the right to acquire within 60 days on the exercise of stock options and 1,630,838 shares deemed beneficially owned by Mr. Walker as co-trustee of the Walker Family Trust and as general partner of Karob, L.P.

(5)	Includes 50,000 shares of common stock which Mr. Albanese has the right to acquire within 60 days on the exercise of stock options, 25,130 shares deemed beneficially owned by Mr. Albanese as trustee of the Thomas J. Albanese Trust, 1,199,131 shares owned by Mr. Albanese as trustee of the Maureen H. Albanese Qtip trust and 25,528 restricted shares.

(6)	Includes 50,000 shares of common stock which Mr. Albanese has the right to acquire within 60 days on the exercise of stock options, 1,152,274 shares deemed beneficially owned by Mr. Albanese as co-trustee of the William T. Albanese Trust and 25,528 restricted shares.

(7)	Includes 515,000 shares of common stock which Mr. Martineau has the right to acquire within 60 days on the exercise of stock options and 186,682 restricted shares.

(8)	Includes 385,000 shares of common stock which Mr. Harlan has the right to acquire within 60 days on the exercise of stock options, 50,000 shares Mr. Harlan owns as trustee of the Michael and Bonnie Harlan 1996 Trust and 135,379 restricted shares.

(9)	Includes 190,000 shares of common stock which Mr. Foster has the right to acquire within 60 days on the exercise of stock options and 300 shares deemed beneficially owned by Mr. Foster as custodian under the Texas Uniform Gifts to Minors Act.

(10)	Includes 30,591 shares owned by the Cora S. Simpson 1990 Trust of which Mr. Simpson’s wife serves as trustee, 34,762 shares deemed beneficially owned by Mr. Simpson as trustee of the Murray S. Simpson 1990 Trust and 40,000 shares of common stock which Mr. Simpson has the right to acquire within 60 days on the exercise of stock options. Mr. Simpson disclaims beneficial ownership of the 30,591 shares the Cora S. Simpson 1990 Trust owns.

(11)	Includes 40,000 shares of common stock which Mr. Colson has the right to acquire within 60 days on the exercise of stock options.

(12)	Includes 42,206 shares of common stock which Mr. Porter has the right to acquire within 60 days on the exercise of stock options.

(13)	Includes 31,699 shares of common stock Ms. Ricciardello has the right to acquire within 60 days on the exercise of stock options.

(14)	Includes 1,512,155 shares of common stock which the directors and executive officers as a group have the right to acquire within 60 days on the exercise of stock options and 584,473 restricted shares.
The number of shares and percentage of ownership for each person listed and for the directors and executive officers as a group assume that shares of common stock those persons may acquire within 60 days are outstanding, unless otherwise indicated.

PROPOSAL NO. 1
AMENDMENT TO CERTIFICATE OF INCORPORATION
     Introduction. On March 13, 2006, our Board of Directors approved an amendment to our certificate of incorporation to eliminate the classification of our Board of Directors so that each director would stand for election annually. If our stockholders approve the declassification amendment, we will file the amendment with the Secretary of State of the State of Delaware as soon as is practicable, and it will become effective upon filing. We have included our certificate of incorporation, as proposed to be amended, as Appendix I to this proxy statement.
     Article Fifth of our certificate of incorporation currently requires the Board of Directors to be divided into three classes as nearly equal in number as possible. Each class of directors serves staggered, three-year terms, with the term of office of one class expiring each year. Our certificate of incorporation also provides that stockholders can remove directors only for cause.
     If this Proposal No. 1 is approved, paragraphs (b) and (c) of Article Fifth will be amended and replaced in their entirety with the following:
     “(b) Number, Election and Terms of Directors. The number of directors which will constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office, subject to an increase in the number of directors by reason of any provisions contained in or established pursuant to Article FOURTH, but in any event will not be less than three. Each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting next following the director’s election. The foregoing notwithstanding, each director will serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.
     “Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
     “(c) Removal of Directors. Any director of the Corporation may be removed from office as a director, by vote or other action of the stockholders or otherwise, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution.”
     Reasons for Proposed Amendment. Classified boards have been widely adopted by companies and have a long history in corporate law. Proponents of classified boards assert that they:
•	promote the independence of directors in that directors elected for multiyear terms are less subject to outside influence;

•	provide continuity and stability in the management of the business and affairs of a company and enhance the company’s ability to engage in long-tern strategic planning, because a majority of directors will have prior experience as directors of the company; and

•	may enhance stockholder value by motivating an entity seeking control of a target company with a classified board to initiate arm’s-length discussions with the board of the target company because the entity would be unable to replace the entire board in a single election.
     Some investors, however, maintain that classified boards are undesirable for the following reasons:
•	the election of directors is the primary means for stockholders to influence corporate governance policies and hold directors accountable for implementation of policies, and a classified board structure means that stockholders are unable to evaluate and elect all directors on an annual basis;

•	classified boards may discourage takeover proposals and proxy contests that could have the effect of increasing stockholder value;

•	a board of directors should have the opportunity to assess the contributions of all directors annually, and not just of those whose three-year term is scheduled to expire, so that the Board’s composition can be appropriately adjusted to address a company’s evolving needs; and

•	stockholders may perceive classified boards as being self-serving.
     Our Board of Directors has considered the advantages and disadvantages of its classified board structure, and has voted to approve the desclassification proposal and recommend it to our stockholders as being in the best interests of our company, its stockholders and other constituencies. In reaching this determination, the Board of Directors concluded that the following considerations outweigh the benefits of a classified board:
•	the Board’s belief that, because there is no limit on the number of terms a director may serve, the continuity and stability of the Board’s membership and policies should not be materially affected by the declassification of the Board of Directors; and

•	the Board’s belief that, even though annual election of directors may increase the ability of a third party to acquire control of our company without engaging in arm’s-length discussions with the Board, there are other protections, such as statutory “anti-takeover” provisions and our stockholder rights plan, applicable to an acquisition of control of our company, that limit the likelihood that a third party could successfully take over our company without engaging in arm’s-length discussions with the Board.
     Removal Without Cause. Like most companies with classified boards of directors, we currently have a charter provision prohibiting the removal of directors except with cause. Under Section 141(k) of the Delaware General Corporation Law, however, stockholders have the right to remove one or more directors serving on a declassified board with or without cause. The proposed amendment to our articles of incorporation to declassify the board of directors will also permit directors to be removed by stockholders with or without cause, in accordance with Delaware law.
     Effect of Voting Outcomes. If this Proposal No. 1 is approved and the amendment to our certificate of incorporation becomes effective at the 2006 annual meeting, the annual election of all directors will begin with the 2006 annual meeting of stockholders. Consequently, all directors will stand for re-election in 2006 pursuant to Proposal No. 2 and would be subject to election for one-year terms. Directors who would be subject to re-election in 2007 and 2008 have agreed to resign and to stand for re-election in 2006 if this Proposal No. 1 is approved.
     If this Proposal No. 1 is not approved, then our Board of Directors will remain classified and, pursuant to Proposal No. 2, only the Class I directors and Mr. Harlan, as a Class II nominee, will stand for election at the 2006 annual meeting. In that case, each of the Class I directors would serve for a three-year term expiring in 2009 and until his successor shall have been elected and qualified and Mr. Harlan, as a Class II director, would serve for an initial term expiring in 2008 and until his successor shall have been elected and qualified. All other directors will continue in office for the remainder of their full three-year terms, subject to their earlier resignation, removal or death.
     If a quorum is present, approval of this proposal requires the affirmative vote of the stockholders present in person or by proxy at the meeting and having a majority of the votes entitled to vote thereon. If you execute and return a proxy, but do not specify how to vote the shares represented by your proxy, the persons named as proxies will vote “FOR” the amendment to our certificate of incorporation. In determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will count for quorum purposes and will have the same effect as votes against the proposal.
     Our Board recommends a vote “FOR” the approval of the amendment to our certificate of incorporation.

PROPOSAL NO. 2
ELECTION OF DIRECTORS
     Our Board currently consists of seven members. Prior to the adoption of the amendment Proposal No. 1 describes, our certificate of incorporation divides our Board into three classes (Class I, Class II and Class III) having staggered terms of three years each.
     If the stockholders approve the proposed amendment to our certificate of incorporation to declassify the Board of Directors, all seven director positions will be subject to election at the 2006 annual meeting of stockholders, and the persons named in the enclosed proxy will vote to elect all of the nominees as directors for terms ending at the 2007 annual meeting of stockholders, unless you withhold authority to vote for any or all of the nominees by marking the proxy to that effect or so voting in person. The directors who would be subject to re-election in 2007 and 2008, except for John R. Colson, have agreed to resign and to stand for re-election in 2006 if Proposal No. 1 is approved.
     Mr. Colson, a current Class II director, will retire from the Board at the annual meeting, and the Board has nominated Michael W. Harlan, our Executive Vice President and Chief Operating Officer, for election to the Class II director position being vacated by Mr. Colson. Mr. Harlan previously served on our Board of Directors from March 1999 until April 2003. Our Board is considering succession planning in view of the upcoming expiration of Mr. Martineau’s term as President and Chief Executive Officer in May 2007 and expects that Mr. Harlan will assume the role of President at or before the time of our 2007 annual meeting of stockholders and the role of Chief Executive Officer at or near the time of our 2007 annual meeting of stockholders.
     If the stockholders do not approve the proposed amendment to our certificate of incorporation, then the term of office of the current Class I directors will expire at the 2006 annual meeting, and the terms of office for the Class II and Class III directors will expire at the 2007 and 2008 annual meetings, respectively. In that event, the persons named in the enclosed proxy will vote to elect (1) the nominees for Class I director for terms ending at the 2009 annual meeting of stockholders and (2) Mr. Harlan, as nominee for Class II director, for a term ending at the 2008 annual meeting of stockholders, unless you withhold authority to vote for any or all of the nominees by marking the proxy to that effect or so voting in person.
     Information regarding the ages and backgrounds of the nominees is set forth below:

Nominee	Class	Age	Position(s) Held
Eugene P. Martineau	I	66	Director, Chief Executive Officer and President (1)
T. William Porter, III	I	64	Director (2)
Michael W. Harlan	II	45	Executive Vice President and Chief Operating Officer
Vincent D. Foster	II	49	Director and Chairman of the Board (3)
Mary P. Ricciardello	II	50	Director (4)
Murray S. Simpson	III	68	Director (5)
Robert S. Walker	III	62	Director (6)

(1)	Member and Chair of the Executive Committee.

(2)	Member of the Compensation Committee and Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Compensation Committee and Member of the Executive Committee. (4) Member and Chair of the Audit Committee.

(5)	Member of the Audit Committee, Member of the Executive Committee and Member and Chair of the Nominating and Corporate Governance Committee.

(6)	Member of the Executive Committee and Member of the Nominating and Corporate Governance Committee.
     Eugene P. Martineau has served as our Chief Executive Officer and President since September 1998 and as one of our directors since March 1999. Mr. Martineau has over 38 years of experience in the concrete industry. From 1992 until joining us, he served as Executive Vice President for the Concrete Products Group of Southdown, Inc., a publicly traded, integrated cement and ready-mixed concrete company that Cemex S.A. de C.V. acquired in November 2000. From April 1990 through March 1992, Mr. Martineau served as Vice President and General Manager of Southdown’s Florida Mining and Materials. Prior to March 1992, Mr. Martineau held various executive management positions with Allied Ready Mix, Inc., Ready Mix Concrete Company, the Lehigh Portland Cement Company and Allied Products Company. Mr. Martineau has served as a director of the National Ready-Mixed Concrete Association, the industry’s largest trade organization (the “NRMCA”), from 1994 through 1997, from 1999 through 2002 and since 2003, and also served as a member of the Executive Committee of the NRMCA during 1997, 2000 and 2004. He served as chairman of the NRMCA’s Promotion Committee from 1997 through March 1999. Since 1999, Mr. Martineau has served as a trustee of the RMC Research Foundation, an organization that serves the ready-mixed concrete industry by promoting and funding research and education for the industry, and during 2004 he also served as chairman of the RMC Research Foundation. From 1994 through 1997, Mr. Martineau served as the National Director of RMC 2000, a program that has been adopted by the NRMCA to promote ready-mixed concrete as a building and paving material and improve the overall image of the ready-mixed concrete industry.
     T. William Porter, III has served as one of our directors since September 2001. Mr. Porter is the Chairman of Porter & Hedges, L.L.P., a Houston, Texas law firm, of which Mr. Porter has been a partner since its founding in 1981. Mr. Porter is also a director of Cal Dive International, Inc., a marine contractor and operator of offshore oil and gas properties and production facilities, and Copano Energy, L.L.C., a midstream energy company with networks of natural gas gathering and intrastate transmission pipelines in the Texas Gulf Coast region.
     Michael W. Harlan has served as our Executive Vice President and Chief Operating Officer since April 2003. Mr. Harlan served as our Chief Financial Officer from September 1998 to November 2004, as Senior Vice President from September 1998 to April 2003, and as our Corporate Secretary from September 1998 to August 1999. Mr. Harlan served as Senior Vice President and Chief Financial Officer of Apple Orthodontix, Inc., an orthodontic practice management company, from March 1997 to August 1998. From December 1996 to February 1997, Mr. Harlan served as a consultant to Apple Orthodontix on financial and accounting matters. From April 1991 through December 1996, Mr. Harlan held various positions in the finance and acquisitions departments, including Treasurer from September 1993 to December 1996, of Sanifill, Inc., an international environmental services company that USA Waste Services, Inc. acquired in 1996. Mr. Harlan is also a director of the NRMCA and a director of Waste Connections, Inc., a solid waste services company.
     Vincent D. Foster has served as one of our directors since August 1998 and became nonexecutive Chairman of the Board of Directors in May 1999. Mr. Foster is a Senior Managing Director of Main Street Capital Partners, LLC, which manages two investment funds, Main Street Mezzanine Fund, LP and Main Street Capital II, LP, each of which are licensed small business investment corporations, and served as Senior Managing Director of Main Street Equity Ventures II, L.P. (and its predecessor firm), a private equity firm, from 1997 through 2002. From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he served as the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States. Mr. Foster has served as a director of the Houston, Texas chapter of the National Association of Corporate Directors, of which he is a founding member, since July 2002. Mr. Foster is also a director of Quanta Services, Inc., an electrical and telecommunications contracting company, Carriage Services, Inc., a death-care company, and Team Inc., a provider of specialty industrial services.
     Mary P. Ricciardello has served as one of our directors since February 2003. Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Energy, Incorporated, a diversified energy company now known as CenterPoint Energy, Inc., from 1999 through 2002, where she also served as Senior Vice President and Comptroller from 1999 through 2001, as Vice President and Comptroller from 1996 through 1999, as Corporate Comptroller from 1993 through 1996 and in various other positions from 1982 through 1993. In addition, Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Resources, Inc. (now Reliant Energy, Inc.) from 2001 through 2002, a company to which Reliant Energy, Inc. transferred its unregulated energy business in 2001. Ms. Ricciardello has served as a director of the Houston, Texas chapter of the National Association of Corporate Directors since May 2004. Ms. Ricciardello’s current principal occupation is as a certified public accountant, and she has not held a principal employment since leaving her positions with Reliant Energy, Inc. and Reliant Resources, Inc. in 2002. Ms. Ricciardello is also a director of Noble Corporation, an offshore drilling company.
     Murray S. Simpson has served as one of our directors since May 1999. From 1975 until 1990, Mr. Simpson served as President and Chief Executive Officer of Super Concrete Corporation. Following that company’s merger with British construction materials producer Evered, plc, which is now known as Aggregate Industries, plc, Mr. Simpson served in various roles, including Executive Vice President, Corporate Development, for its United States operations and Director and Counsel for its mid-Atlantic area subsidiary, Bardon, Inc. Mr. Simpson has served on the board of directors of the NRMCA for approximately 26 years and served as chairman of the board from 1997 to 1998. He has also served as a director of the National Aggregates Association.
     Robert S. Walker has served as one of our directors since May 1999 and served as Executive Vice President—Operations of our Bay Area Region from May 1999 to December 2000. From 1965 until May 1999, Mr. Walker served as President of Walker’s Concrete, Inc., a company we acquired in May 1999. He is currently a real estate developer.
     John R. Colson, 58, has served as one of our directors since May 1999. He has served as Chief Executive Officer of Quanta Services, Inc. since February 1998 and as Chairman of the Board of Directors of Quanta since June 2002. From 1991 to February 1998, he served as President of PAR Electrical Contractors, Inc., a company that Quanta acquired in February 1998. Mr. Colson will retire from the Board at the annual meeting.

     If a quorum is present, the election of any director requires the favorable vote of the holders of a plurality of the shares of common stock present and voting, in person or by proxy, at the annual meeting. Any abstentions or broker non-votes will not affect the vote. If you properly sign and return the enclosed proxy, and unless you withhold authority to vote for one or more of the nominees, the persons named as proxies will vote “FOR” the election of the nominees listed above. We do not expect that any of the nominees will refuse or be unable to act as a director of U.S. Concrete for the term specified. If, however, any nominee becomes unable or unwilling to serve as a director prior to the vote, the persons named as proxies intend to vote the proxy shares for the election of any other person the Board of Directors may designate.
     The Board of Directors recommends that you vote FOR the election of our director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
AND COMMITTEES
Board of Directors
     Our Board met six times and took action by unanimous written consent on three occasions during 2005. Our Board has standing audit, compensation, nominating and corporate governance, and executive committees. During 2005, each member of the Board attended at least 75% of the aggregate number of meetings of the Board and any committee of the Board on which such director served. The Board has determined that six of its seven directors, Ms. Ricciardello and Messrs. Colson, Foster, Porter, Simpson and Walker, are “independent directors” within the meaning of applicable Nasdaq National Market (“Nasdaq”) listing standards. If Mr. Harlan is elected to the Board of Directors, it is anticipated that the Board will determine that Mr. Harlan is not an “independent director” within the meaning of applicable Nasdaq listing standards.
     U.S. Concrete’s policy is to encourage all members of the Board to attend our annual meetings of stockholders. All members of the Board attended last year’s annual meeting.
     Audit Committee
     The audit committee, which met five times during 2005, consists of Ms. Ricciardello (chair) and Messrs. Colson and Simpson. The audit committee is governed by a charter our Board has adopted, a copy of which is available on our website at www.us-concrete.com. U.S. Concrete’s common stock is quoted on the Nasdaq. As a result, we are subject to the Nasdaq listing standards. Each member of the audit committee is an “independent director” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq. The Board has determined that Ms. Ricciardello is an “audit committee financial expert” as defined in the applicable rules of the SEC. For information relating to Ms. Ricciardello’s background, see her biographical information under “Election of Directors” above.
     The audit committee assists our Board in fulfilling its oversight responsibility relating to:
•	the integrity of our financial statements and financial reporting process;

•	the adequacy of our internal control over financial reporting;

•	the qualifications, independence and performance of our independent auditors;

•	the performance of our internal audit function; and

•	our compliance with legal and regulatory requirements.
     The audit committee’s purpose is to oversee our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent auditors and the performance of our internal auditors. Our management is responsible for preparing our financial statements and for our internal controls, and our independent auditors are responsible for auditing those financial statements and the related audit of internal control over financial reporting. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent auditor’s work. The following functions are among the key duties and responsibilities of the audit committee:
•	reviewing and discussing with management and our independent auditors our audited and interim unaudited financial statements and related disclosures included in our periodic reports filed with the SEC;

•	recommending to the Board whether our audited financial statements should be included in our annual report on Form 10-K for that year;

•	reviewing and discussing the scope and results of the independent auditors’ annual audit and quarterly reviews of our financial statements, and any other matters required to be communicated to the audit committee by the independent auditors;

•	discussing with management, our senior internal auditor and our independent auditors the adequacy and effectiveness of our disclosure controls and procedures, our internal controls and procedures for financial reporting and our risk assessment and risk management policies;

•	the appointment, compensation, retention and oversight of the work of our independent auditors, including overseeing their independence;

•	reviewing and pre-approving all audit and permitted non-audit services that may be performed by our independent auditors;

•	reviewing and assessing, on an annual basis, the adequacy of the audit committee’s charter and recommending revisions to the Board; and

•	reviewing the appointment of our senior internal auditor, reviewing and discussing with such individual the scope and staffing of our internal audits and reviewing all significant internal audit reports.
The audit committee meets separately with the independent auditors to provide an open avenue of communication.
     Compensation Committee
     The compensation committee, which met six times and took action by unanimous written consent on five occasions during 2005, consists of Messrs. Colson (chair), Foster and Porter. The compensation committee is governed by a charter our Board has adopted, a copy of which is available on our website at www.us-concrete.com. Each member of the compensation committee is an “independent director” within the meaning of applicable Nasdaq listing standards. Mr. Foster did not qualify as an independent director until January 1, 2006 because in 2002 we paid a private equity firm, of which he was senior managing director, an amount for reimbursement of expenses primarily related to our acquisition program and other business development activities in excess of Nasdaq’s standard for determination of director independence. Mr. Foster, who is neither an employee of U.S. Concrete nor an immediate family member of any U.S. Concrete employee, has significant public company executive compensation experience, having served as a member of the compensation committee of our Board since 1999, a member of the compensation committee of the board of directors of Carriage Services, Inc. since 1999 and a member of the compensation committee of the board of directors of Quanta Services, Inc. during 2001. Our Board determined that appointing Mr. Foster to continue on the compensation committee was in the best interest of U.S. Concrete because his broad experience with public company executive compensation matters and his familiarity with our historic compensation policies enable him to make significant contributions to the compensation committee.
     The following functions are among the key duties and responsibilities of the compensation committee:
•	reviewing the competitiveness of our compensation programs for executive officers to (1) ensure the attraction and retention of executive officers, (2) ensure the motivation of executive officers to achieve our business objectives and (3) align the interest of key leadership with the long-term interests of our stockholders;

•	reviewing trends in management compensation, overseeing the development of new compensation plans and, when necessary, approving the revision of existing plans;

•	reviewing the performance of our chief executive officer and other executive officers;

•	reviewing and discussing with our Board and executive officers plans for executive officer development and corporate succession plans for our chief executive officer and other executive officers;

•	administering our incentive compensation plans; and

•	approving salaries, bonuses and other compensation for executive officers.
For additional information regarding the compensation committee, see “Report of the Compensation Committee Regarding Executive Compensation.”
     Nominating and Corporate Governance Committee
     The nominating and corporate governance committee, which met twice during 2005, consists of Messrs. Simpson (chair), Porter and Walker. The nominating and corporate governance committee is governed by a charter our Board has adopted, a copy of which is available on our website at www.us-concrete.com. Each member of the nominating and corporate governance committee is an “independent director” within the meaning of applicable Nasdaq listing standards.
     The following functions are among the key duties and responsibilities of the nominating and corporate governance committee:
•	evaluating candidates for membership on the Board;

•	recommending to the full Board all nominees for election to the Board by our stockholders;

•	recommending directors to be elected by the Board to fill vacancies on the Board; and

•	reviewing, and making recommendations to the Board regarding, corporate governance matters.
     In carrying out its function to evaluate and recommend nominees for election to the Board, the nominating and corporate governance committee considers a candidate’s mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of the Board at that point in time. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the nominating and corporate governance committee’s judgment, interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of the Board. The nominating and corporate governance committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board. The nominating and corporate governance committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board meet the definition of “independent director” within the meaning of applicable Nasdaq listing standards.
     The nominating and corporate governance committee’s methods for identifying candidates for election to the Board (other than those proposed by U.S. Concrete’s stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources, including members of the Board; our executives; individuals personally known to the members of the Board; and other research. The nominating and corporate governance committee also has authority to select and compensate a third-party search firm to help identify candidates, if the committee deems it advisable to do so.
     The nominating and corporate governance committee will consider nominees stockholders recommend. Stockholders may submit nominations to the nominating and corporate governance committee in care of Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark, Suite 1050, Houston, Texas 77042. As to each person a stockholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must (1) include the name, age, business address and principal occupation or employment of that person, the number of shares of common stock that person owns beneficially or of record and any other information relating to that person that Section 14 of the Securities Exchange Act of 1934 and the related SEC rules and regulations require and (2) be accompanied by the written consent of the person that stockholder proposes to nominate for election as a director to be named in the proxy statement as a nominee and to serve as a director if elected. The nomination notice must also include, as to that stockholder and that beneficial owner, if any, of common stock on whose behalf that stockholder is making the nomination or nominations:
•	the name and address of that stockholder, as they appear on U.S. Concrete’s books, and the name and address of that beneficial owner;

•	the number of shares of common stock which that stockholder and that beneficial owner each owns beneficially or of record;

•	a description of all arrangements and understandings between that stockholder or that beneficial owner and each proposed nominee of that stockholder and any other person or persons (including their names) pursuant to which that stockholder will make the nomination(s);

•	a representation by that stockholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice; and

•	any other information relating to that stockholder and that beneficial owner that Section 14 of the Securities Exchange Act of 1934 and the related SEC rules and regulations require.
To be timely for consideration at our 2007 annual meeting, our Corporate Secretary must receive a stockholder’s nomination notice at our principal executive offices, at the address set forth above, no earlier than November 10, 2006 and no later than the close of business on February 8, 2007.
     The nominating and corporate governance committee will consider all candidates identified through the processes described above, whether identified by the committee or by a stockholder, and will evaluate each of them on the same basis.

     Executive Committee
     The executive committee, which met once during 2005, consists of Messrs. Foster, Martineau (chair), Simpson and Walker. The following are among the key duties and responsibilities of the executive committee:
•	reviewing and monitoring the strategic direction of our acquisition program;

•	approving acquisitions that involve consideration within limits our Board has established; and

•	exercising such authority as is delegated to it from time to time by our Board.
Communication with Board of Directors
     Stockholders may communicate with our Board by sending their communication to U.S. Concrete, Inc. Board of Directors, c/o Corporate Secretary, 2925 Briarpark, Suite 1050, Houston, Texas 77042. All stockholder communications received by our Corporate Secretary will be delivered to the Chairman of the Board.
Director Compensation
     We pay to each of our nonemployee directors the following fees:
•	an annual retainer of $10,000;

•	$5,000 for each Board meeting attended in person and $2,500 for each Board meeting attended telephonically;

•	$5,000 for each audit committee meeting attended by the chairperson of the audit committee, whether attended in person or telephonically and whether or not the meeting is held on the same day as a Board meeting;

•	$4,000 for each audit committee meeting attended by each other member of the audit committee, whether attended in person or telephonically and whether or not the meeting is held on the same day as a Board meeting; and

•	$1,000 for each other Board committee meeting attended in person and $500 for each such other Board committee meeting attended telephonically, unless the committee meeting is held on the same day as a Board meeting, in which case the committee member receives no fee for attending that committee meeting.
We also annually grant each nonemployee director an option to purchase 10,000 shares of common stock under our 1999 Incentive Plan. We do not pay any additional compensation to our employees for serving as directors, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and Board committee meetings or otherwise in their capacity as directors.
EXECUTIVE OFFICERS AND KEY EMPLOYEE
     The following table provides information about our current executive officers and a key employee:

Name	Age	Position(s) held
Eugene P. Martineau	66	Director, Chief Executive Officer and President
Michael W. Harlan	45	Executive Vice President and Chief Operating Officer
Robert D. Hardy	45	Senior Vice President and Chief Financial Officer
William T. Albanese	62	Regional Vice President—Northern California Region
Thomas J. Albanese	59	Executive Vice President of Sales—Bay Area Region
Scott R. Evans	51	Regional Vice President—South Central Region
M. Terry Green	58	Senior Vice President—Operations
Sean M. Gore	38	Vice President—Finance
Wallace H. Johnson	57	Vice President—Marketing and Sales
Gary J. Konnie	52	Vice President—Human Resources
Raymond C. Turpin	68	Vice President—Technical Affairs *
Donald C. Wayne	39	Vice President, General Counsel and Corporate Secretary
Cesar Monroy	45	Treasurer

*	Key employee.
     For a description of the business background of Messrs. Martineau and Harlan, see “Election of Directors” above.

     Robert D. Hardy has served as our Senior Vice President and Chief Financial Officer since November 2004. From January 2004 through November 2004, Mr. Hardy was self-employed as a business consultant to NL Industries, Inc., an international chemical company. From 1992 through 2003, Mr. Hardy held various positions of increasing responsibility in the tax, accounting and finance departments of NL Industries, including Chief Financial Officer since January 2002, Vice President and Controller from 1999 to September 2003, Assistant Secretary from 1998 to September 2003 and Assistant Treasurer from prior to 1998 to January 2002. From January 2002 until February 2003, he also served as NL Industries’ Treasurer. From 1992 to 1998, Mr. Hardy served as NL Industries’ Director of Taxes and from 1998 to 1999 he served as its Vice President—Tax.
     William T. Albanese has served as our Regional Vice President—Northern California Region since May 2005, and served as President of our Bay Area Region from June 1999 through May 2005. From 1987 through May 1999, Mr. Albanese served as President of Central Concrete Supply Co., Inc. (“Central”), one of the companies we acquired in May 1999 as the platform business of our Bay Area Region into which we subsequently consolidated other Bay Area operations. Previously, he served in various other capacities for Central since 1966. Mr. Albanese is the brother of Thomas J. Albanese, the Executive Vice President of Sales of our Bay Area Region.
     Thomas J. Albanese has served as Executive Vice President of Sales of our Bay Area Region since June 1999. From 1987 through May 1999, Mr. Albanese served as Vice President of Central. Previously, he served in various other capacities for Central since 1969. Mr. Albanese is the brother of William T. Albanese, the Regional Vice President of our Northern California Region.
     Scott R. Evans has served as our Regional Vice President—South Central Region since October 2004. Mr. Evans has over 25 years of experience in the ready-mixed concrete industry. He previously served as Vice President and General Manager of Beall Concrete Industries, Ltd. (“Beall”), our subsidiary operating in north Texas, with additional oversight of our southwest Oklahoma operations, from April 2002 through October 2004, and served as General Manager of Beall from September 2000 through April 2002. From late 1999 to September 2000, Mr. Evans was self-employed as a business consultant to the concrete industry in the north Texas market. From 1986 through 1999, Mr. Evans held various positions of increasing responsibility with Lattimore Materials Company, a ready-mixed concrete company with aggregate quarries operating in north Texas and southern Oklahoma, including President from 1998 through 1999, Executive Vice President from 1990 through 1998, and Vice President and General Manager from 1986 through 1990. From 1981 through 1986, Mr. Evans held various positions with Gifford Hill Concrete Products, a construction materials company, including as Sales Manager of its Dallas, Texas operation from 1983 through 1986.
     M. Terry Green has served as our Senior Vice President—Operations since October 2005, and served as Vice President—Operational Integration from May 1999 through October 2005. Mr. Green has managed the operations of ready-mixed concrete producers and other transportation-related businesses for over 20 years. From August 1998 until May 1999, he served as Vice President of Maintenance for Armellini Express Lines, Inc. From January 1989 until June 1998, Mr. Green served as Director of Maintenance, Equipment and Purchasing for the concrete products division of Southdown, Inc. From 1980 until 1989, Mr. Green held various positions with Kraft, Inc., serving as Private Fleet Operations Manager from 1988 until 1989.
     Sean M. Gore has served as our Vice President—Finance since February 2006, and served as our Director of Business Development from February 2005 through February 2006. From August 2004 through February 2005, Mr. Gore was self-employed as a business consultant to U.S. Concrete. From January 2004 through July 2004, Mr. Gore was self-employed as a business consultant to Petroleum Geo-Services ASA, an international oilfield services company. From 1995 through 2003, Mr. Gore held various positions of increasing responsibility with Petroleum Geo Services, including Vice President and Corporate Controller from May 2001 through December 2003, Vice President – Finance and Business Development from October 1999 through April 2001, Vice President – Finance from January 1997 through September 1999, and Controller from May 1995 through December 1996. From 1989 through 1995, Mr. Gore held various positions of increasing responsibility in the audit division of the accounting firm now known as PricewaterhouseCoopers, LLP.
     Wallace H. Johnson has served as our Vice President—Marketing and Sales since November 2004. Mr. Johnson has over 30 years of experience in the construction supply industry. From June 2002 through November 2004, Mr. Johnson served as Vice President of Sales and Marketing of Systech Inc., a provider of software systems for the ready-mixed concrete and aggregate industries. From May 2001 through June 2002, he served as Director of Sales of Buildpoint Corp., a provider of online bid management services for general contractors that Construction Software Technologies, Inc. acquired in 2004. From 1977 through May 2001, Mr. Johnson served in various sales and sales management positions within the construction products division of W. R. Grace & Co., a global specialty chemicals and materials company, including from 1996 through 2001 as regional sales manager and from 1993 through 1996 as North American sales manager.

     Gary J. Konnie has served as our Vice President—Human Resources since November 2004. Mr. Konnie has over 30 years of human resources management experience. From October 2002 through March 2004, Mr. Konnie served as Senior Vice President of Human Resources of El Paso Corporation, a provider of natural gas and related energy products. From October 1999 through October 2002 he served as El Paso’s Vice President of Human Resources, and from May 1998 through October 1999 he served as El Paso’s director of human resources. From 1996 through May 1998, Mr. Konnie served as vice president of human resources for Meridian Aggregates Company, a producer of construction aggregates. Prior to 1996, Mr. Konnie held various human resources positions with RTZ plc, Burlington Resources Inc., Boise Cascade, LLC and General Motors Corporation.
     Raymond C. Turpin has served as our Vice President—Technical Affairs since January 2001. From January 2000 through January 2001 he served as our Vice President—Technical Marketing and Development. Mr. Turpin has over 40 years of experience in the construction materials industry. From 1988 until joining us, he was Director of Technical Service and New Product Development of Blue Circle Cement, North America, a producer and supplier of cement to the construction industry that Lafarge S.A. acquired in July 2001. From 1984 until 1988, Mr. Turpin served as Technical Director of Williams Brothers Concrete, which Blue Circle Cement acquired in 1986, supervising the manufacture of chemical admixtures for concrete. From 1972 until 1984, Mr. Turpin was self-employed as a consultant to the concrete industry and, during that time, developed two patents relating to the use of fly ash in concrete.
     Donald C. Wayne has served as our Vice President and General Counsel since May 1999 and as our Corporate Secretary since August 1999. From October 1994 until joining us, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
     Cesar Monroy has served as our Treasurer since July 2005. He previously served as our Vice President—Finance from April 2003 until July 2005, and as our Vice President—Accounting from June 2002 to April 2003. From 1995 through May 2002, Mr. Monroy was self-employed as a business consultant to various companies, including as a consultant to U.S. Concrete from March 2000 through May 2002. From 1993 through 1995, he served as the Chief Financial Officer of Fairchild Aircraft, a commercial aircraft manufacturer.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
     The following table sets forth the compensation we paid during 2003, 2004 and 2005 to our chief executive officer and our four other most highly compensated executive officers in 2005 (the “named executive officers”).

		Annual Compensation(1)			Long-Term Compensation
							Shares
Name and					Restricted Stock		Underlying	All Other
Principal Position	Year	Salary		Bonus(2)	Awards(3)(4)		Options	Compensation(5)
Eugene P. Martineau President, Chief	2005	$573,832		$300,000	$559,200	(6)	—	$10,500
Executive Officer and	2004	567,983		—	293,250	(7)	—	13,062	(8)
Director	2003	559,176		—	369,850	(9)	—	11,073	(10)

Michael W. Harlan Executive Vice	2005	342,239		144,000	338,310	(11)	—	10,208
President and Chief	2004	340,790		—	224,250	(12)	—	11,165	(13)
Operating Officer	2003	318,914		—	256,050	(14)	—	10,760	(15)

Robert D. Hardy Senior Vice President and Chief Financial	2005	225,000		72,000	187,950	(16)	—	10,500
Officer	2004	33,317	(17)	—	357,500	(18)	—	—

William T. Albanese Regional Vice	2005	277,747		70,000	87,710	(19)	—	10,500
President— Northern	2004	261,400		—	82,800	(20)	—	10,250
California Region	2003	247,500		—	70,115	(21)	—	10,000

Thomas J. Albanese
Executive Vice	2005	277,747		70,000	87,710	(22)	—	10,085
President of Sales—Bay	2004	261,400		—	82,800	(23)	—	10,250
Area Region	2003	247,500		—	70,115	(24)	—	7,062

(1)	Excludes the value of perquisites and other personal benefits for each of the named executive officers because the aggregate amounts did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any named executive officer.

(2)	Unless otherwise provided in a separate footnote, bonus amounts were earned in year shown and paid the following year.

(3)	As of December 31, 2005, the total number and value, respectively, of restricted shares held by such named executive officers were: Mr. Martineau: 146,682 ($1,390,545); Mr. Harlan: 108,379 ($1,027,433); Mr. Hardy: 37,500 ($355,500); Mr. Albanese: 18,528 ($175,645) and Mr. Albanese: 18,528 ($175,645). Voting, dividend and other rights are associated with restricted shares of our common stock.

(4)	Except as noted, we will pay dividends on the shares of restricted stock reported in this column as and when we pay dividends on shares of our common stock.

(5)	Unless otherwise provided in a separate footnote, the amounts in this column represent matching contributions to the 401(k) plan account of such named executive officers.

(6)	The amount shown represents 40,000 shares of restricted stock, valued at $13.98 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2006 that relate to his service in 2005 and are scheduled to vest in four equal annual installments beginning in March 2007.

(7)	The amount shown represents 42,500 shares of restricted stock, valued at $6.90 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2005 that relate to his service in 2004 and are scheduled to vest in four equal annual installments beginning in May 2006.

(8)	The amount shown represents $11,733 in matching contributions to Mr. Martineau’s 401(k) plan account and $1,329 in imputed interest on a loan U.S. Concrete extended to Mr. Martineau in May 2002.

(9)	The amount shown represents 65,000 shares of restricted stock, valued at $5.69 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2004 that relate to his service in 2003 and are scheduled to vest in four equal annual installments beginning in May 2005.

(10)	The amount shown represents $10,000 in matching contributions to Mr. Martineau’s 401(k) plan account and $1,073 in imputed interest on a loan U.S. Concrete extended to Mr. Martineau in May 2002.

(11)	The amount shown represents 27,000 shares of restricted stock, valued at $12.53 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2006 that relate to his service in 2005 and are scheduled to vest in four equal annual installments beginning in March 2007.

(12)	The amount shown represents 32,500 shares of restricted stock, valued at $6.90 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2005 that relate to his service in 2004 and are scheduled to vest in four equal annual installments beginning in May 2006.

(13)	The amount shown represents $10,224 in matching contributions to Mr. Harlan’s 401(k) plan account and $941 in imputed interest on a loan U.S. Concrete extended to Mr. Harlan in May 2002.

(14)	The amount shown represents 45,000 shares of restricted stock, valued at $5.69 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2004 that relate to his service in 2003 and are scheduled to vest in four equal annual installments beginning in May 2005.

(15)	The amount shown represents $10,000 in matching contributions to Mr. Harlan’s 401(k) plan account and $760 in imputed interest on a loan U.S. Concrete extended to Mr. Harlan in May 2002.

(16)	The amount shown represents 15,000 shares of restricted stock, valued at $12.53 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2006 that relate to his service in 2005 and are scheduled to vest in four equal annual installments beginning in March 2007.

(17)	The amount shown represents Mr. Hardy’s base salary from November 11, 2004, the date he began employment with us, through December 31, 2004.

(18)	The amount shown represents 50,000 shares of restricted stock, valued at $7.15 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2004 that are scheduled to vest in four equal annual installments beginning in November 2005.

(19)	The amount shown represents 7,000 shares of restricted stock, valued at $12.53 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2006 that relate to his service in 2005 and are scheduled to vest in four equal annual installments beginning in March 2007.

(20)	The amount shown represents 12,000 shares of restricted stock, valued at $6.90 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2005 that relate to his service in 2004 and are scheduled to vest in four equal annual installments beginning in May 2006.

(21)	The amount shown represents (i) 8,333 shares of restricted stock, valued at $5.00 per share (the fair market value of a share of our common stock as of the date of grant), and granted in exchange for options tendered by Mr. Albanese pursuant to our 2003 stock option exchange program, which vest in three equal annual installments beginning in September 2004, and (ii) 5,000 shares of restricted stock, valued at $5.69 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2004 that relate to his service in 2003 and vest in four equal annual installments beginning in May 2005.

(22)	The amount shown represents 7,000 shares of restricted stock, valued at $12.53 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2006 that relate to his service in 2005 and are scheduled to vest in four equal annual installments beginning in March 2007.

(23)	The amount shown represents 12,000 shares of restricted stock, valued at $6.90 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2005 that relate to his service in 2004 and are scheduled to vest in four equal annual installments beginning in May 2006.

(24)	The amount shown represents (i) 8,333 shares of restricted stock, valued at $5.00 per share (the fair market value of a share of our common stock as of the date of grant), and granted in exchange for options tendered by Mr. Albanese pursuant to our 2003 stock option exchange program, which vest in three equal annual installments beginning in September 2004, and (ii) 5,000 shares of restricted stock, valued at $5.69 per share (the fair market value of a share of our common stock as of the date of grant), awarded in 2004 that relate to his service in 2003 and vest in four equal annual installments beginning in May 2005.

Stock Option Exercises and 2005 Year-End Option Values
     The following table details the number and value of securities underlying unexercised options held by the named executive officers at December 31, 2005. No options were exercised by the named executive officers during 2005.

	Number of Shares Underlying		Value of Unexercised In-the-
	Unexercised Options at		Money Options at
	December 31, 2005		December 31, 2005(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Eugene P. Martineau	490,000	25,000	$954,950	$80,250
Michael W. Harlan	365,000	20,000	704,200	64,200
Robert D. Hardy	—	—	—	—
William T. Albanese	43,750	6,250	97,187	20,063
Thomas J. Albanese	43,750	6,250	97,187	20,063

(1)	Based on the closing price of $9.48 for our common stock on the Nasdaq National Market on December 31, 2005.
Employment Agreements
     We entered into employment agreements in May 2003 with several key employees and executive officers, including the following named executive officers: Messrs. Martineau, Harlan, Albanese and Albanese. Each of these agreements:
•	provides for an annual minimum base salary;

•	entitles the employee to participate, on the same basis generally as other executive officers, in general employee benefit plans and programs available to our employees; and

•	had an initial term of three years in the case of Messrs. Martineau and Harlan and an initial term of two years in the case of Messrs. Albanese and Albanese. This initial term was subject to an extension option, in the case of Mr. Martineau, and automatic renewal for certain additional periods, in the case of Messrs. Harlan, Albanese and Albanese (described below).
     Mr. Martineau had the option to extend the term of his employment as President and Chief Executive Officer under his employment agreement for one additional year beyond the initial term by providing written notice to us not more than 90 days nor less than 60 days prior to May 28, 2006. In March 2006, Mr. Martineau provided written notice to us of his election to so extend the term of his employment as President and Chief Executive Officer under his employment agreement through May 28, 2007. In addition, Mr. Martineau’s employment agreement will extend through the date of our 2009 annual meeting of stockholders when all the following conditions are satisfied (the “Satisfaction Date”): (1) Mr. Martineau voluntarily ceases serving in the position of President and Chief Executive Officer, (2) he is elected chairman of our Board and (3) our 2006 annual meeting of stockholders has occurred. On the Satisfaction Date, Mr. Martineau’s position would become executive chairman of the Board, and his monthly base salary would become one-half of his monthly base salary during the month immediately preceding the Satisfaction Date.
     If we terminate Mr. Martineau’s employment without cause or he terminates his employment for good reason (which would include our Board’s failure (i) to renominate Mr. Martineau to the Board at our annual meeting of stockholders in 2007 or 2008 or (ii) to appoint him as Chairman at any time between our 2007 and 2009 annual meetings), we will be required to pay to Mr. Martineau: (1) his base salary at the time of termination for the balance of the remaining term, (2) a bonus equal to the greater of (a) the average amount of his bonus in the preceding three years or, if within 30 days of the date of termination we are on target to pay bonuses to executive officers for the bonus year during which the termination occurs, (b) the amount of his target bonus for that bonus year, (3) health insurance premiums for the lesser of the remaining term or 18 months following termination and (4), if that termination occurs prior to the Satisfaction Date, $500,000. Additionally, all options, restricted stock awards and similar awards granted to Mr. Martineau prior to the termination would immediately vest and become exercisable in full and remain outstanding in accordance with their terms. Our obligation to pay Mr. Martineau severance benefits will cease as of the first day that he is employed by one of our competitors.
     Beginning in May 2005, in the case of Mr. Harlan, and May 2004, in the case of Messrs. Albanese and Albanese, the term of employment will be for a continually renewing (on a daily basis) term of one year, subject to the right of either us or the employee to terminate the employee’s employment at any time. After May 2006, we may terminate the continually renewing one-year term of employment of the employee by providing him with one year’s advance notice, at which time he will become an employee “at will” if he remains our employee. We may not terminate the continually renewing one-year term following a change of control and, if we give notice as described in the foregoing sentence within one year prior to a change of control, then the employee’s term of employment will again be for a continually renewing (on a daily basis) term of one year commencing on the date of the change of control. If we terminate that employment without cause or the employee terminates that employment for good reason, we will be required to pay to the employee (1) his base salary at the time of termination for the longer of the balance of the initial term or 12 months, (2) a bonus equal to the greater of (a) the average amount of the employee’s bonus in the preceding three years or, if within 30 days of the date of termination we are on target to pay bonuses to executive officers for the bonus year during which the termination occurs, (b) the amount of his target bonus for that bonus year and (3) health insurance premiums for the lesser of the remaining term or 18 months following termination. Additionally, all options, restricted stock awards and similar awards granted to the employee prior to the termination would immediately vest and become exercisable in full and remain outstanding in accordance with their terms. Our obligation to pay the employee severance benefits will cease as of the first day that he is employed by one of our competitors.
     Under each of the employment agreements with Messrs. Martineau, Harlan, Albanese and Albanese, if there is a change in control of our company, all stock options, restricted stock awards and similar awards granted to the employee prior to the change in control would vest and become exercisable in full immediately prior to the change in control and would remain outstanding in accordance with their terms. Additionally, if within one year after the change in control the employee terminates his employment for good reason or is terminated without cause, the employee will receive the same severance as described in the preceding paragraphs regarding termination of employment for good reason or without cause, except the severance will be a lump-sum cash payment equal to three times the annual base salary at the time of termination in the case of Messrs. Martineau and Harlan and two times such base salary in the case of Messrs. Albanese and Albanese. If after the first anniversary of the change in control the employee terminates his employment for good reason or is terminated without cause, the employee will receive the same severance as described in the preceding paragraphs regarding termination of employment for good reason or without cause.
     In addition to their severance payments, if, following a change of control, any option relating to our capital stock does not remain outstanding, Messrs. Martineau, Harlan, Albanese and Albanese would be entitled to receive, at each employee’s election, either (1) fully vested and exercisable options to purchase stock of the acquiring company for the same number of shares as they would have received had they exercised their U.S. Concrete options immediately prior to the transaction resulting in a change in control and received, for the shares acquired on exercise of such options, shares of the acquiring company in the change in control transaction; the aggregate exercise price for the shares covered by such options would be equal to the aggregate exercise price for the U.S. Concrete options, and the term of such options would be equal to the remainder of the term of the U.S. Concrete options; or (2) a lump-sum after-tax payment not less than the amount of net after-tax gain they would have realized on exercise of such options of the acquiring company and sale of the underlying shares.
     Each of these agreements also provides that if the employee dies or becomes disabled, he is entitled to the same severance as described in the preceding paragraphs regarding termination of employment for good reason or without cause, except that with respect to severance benefits relating to stock options (1) all of that employee’s stock options that are vested at the time of death or disability will remain outstanding and continue to be exercisable in accordance with their terms and (2) all of that employee’s stock options that are not vested at the time of death or disability will terminate.
     If we terminate the employment of any of Messrs. Martineau, Harlan, Albanese or Albanese for cause or the employee terminates employment without good reason, the employee will be entitled only to his salary pro rated through the date of termination and benefits to which he is entitled under our compensation and benefits plans. All of the employee’s stock options that are vested at the time of termination will remain outstanding and exercisable for 90 days post-termination; all unvested options will immediately terminate; and all unvested restricted stock and other awards will be cancelled.
     In addition, we are required to compensate Messrs. Martineau, Harlan, Albanese and Albanese for any federal excise tax that may be imposed upon payments made or benefits conferred under the employee’s employment agreement.
     We entered into a letter agreement for employment with Mr. Hardy in November 2004. Under Mr. Hardy’s letter agreement, he is entitled to a base salary of $225,000 per year. In addition, Mr. Hardy also received a grant of 50,000 shares of restricted stock. These shares are scheduled to vest in four equal annual installments beginning in November 2005. The agreement also provides that Mr. Hardy is eligible to participate in all health and welfare benefit programs available to similarly situated U.S. Concrete employees. In the event Mr. Hardy is terminated involuntarily without cause, he will be eligible to receive a payment equal to his annual base salary plus his annual target bonus, and all of his unvested shares of restricted stock that are scheduled to vest over time will immediately vest. All of Mr. Hardy’s unvested shares of restricted stock that are scheduled to vest over time will also immediately vest on a change of control of U.S. Concrete, and, if Mr. Hardy is terminated involuntarily without cause within one year of a change of control, he will be eligible to receive a payment equal to his annual base salary plus his annual target bonus.

Compensation Committee Interlocks and Insider Participation
     In 2005, Messrs. Foster, Colson and Porter served as members of the compensation committee. Porter & Hedges, L.L.P., a Houston, Texas law firm of which Mr. Porter is Chairman, performed a de minimis amount of legal services for us in 2005.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     On completion of our initial public offering in 1999, we entered into new facilities leases, or extended existing leases, with former stockholders or affiliates of former stockholders of our subsidiaries, Central Concrete Supply Co., Inc. and Eastern Concrete Materials, Inc. (formerly known as Baer Concrete, Incorporated). Those leases generally provide for initial lease terms of 15 to 20 years, with one or more extension options we may exercise. The following summarizes the current annual rentals we must pay during the initial lease terms:

	Number of	Aggregate
	Facilities	Annual Rentals
Central	2	$324,000
Eastern	2	$266,000
     We believe the rentals we must pay under each of these leases are at fair market rates. William T. Albanese, a former owner of Central, and Thomas J. Albanese, a former owner of Central, are executive officers of our company, and Michael D. Mitschele, the former owner of Eastern, was an executive officer of our company until June 1, 2005.
     Central sold concrete products to a company owned by a cousin of William T. Albanese and Thomas J. Albanese totaling approximately $14.0 million in 2005. We believe the amount Central received for the concrete products was fair and substantially equivalent to amounts it would have received from an unaffiliated third party.
     Central paid a company owned by a cousin of William T. Albanese and Thomas J. Albanese approximately $0.1 million in 2005. These payments were for construction-related services. We believe the amount Central paid for these services was fair and substantially equivalent to the amount it would have paid to an unaffiliated third party.
     T. William Porter, a member of our board of directors, is the Chairman of Porter & Hedges, L.L.P., a Houston, Texas law firm. Porter & Hedges, L.L.P. performed a de minimis amount of legal services for us in 2005.
     Our subsidiary, Central, employed Lauren Cerrito, the daughter of William T. Albanese, and Joseph Cerrito, the son-in-law of William T. Albanese, during 2005. Central paid Mrs. Cerrito an aggregate of $149,609 in salary, bonus compensation and 401(k) plan matching contributions in 2005. Central paid Mr. Cerrito an aggregate of $88,955 in salary, bonus compensation and 401(k) plan matching contributions in 2005. In 2005, we granted to Mrs. Cerrito 3,500 units equal in value to a corresponding number of shares of our common stock, which vest in four equal annual installments beginning in May 2006 and upon vesting provide a cash payment to the recipient equal to the number of vested units multiplied by the closing price of a share of common stock on the vesting date (“units”). We granted these units on the same terms and conditions as the units we granted to other employees in 2005.
     Our subsidiary, Superior Concrete Materials, Inc., employed Todd Martineau, the son of Eugene P. Martineau, during 2005. Superior paid Todd Martineau an aggregate of $111,538 in salary, bonus compensation and 401(k) plan matching contributions in 2005. In 2005, we granted to Todd Martineau 1,250 units. We granted these units on the same terms and conditions as the units we granted to other employees in 2005.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of common stock and any subsequent changes in that ownership to the SEC. SEC rules establish due dates for these reports, and we are required to disclose in this proxy statement any failure to file by these dates. All required 2005 filings were made on a timely basis, except that each of Thomas J. Albanese, William T. Albanese and Michael D. Mitschele failed to make one filing on a timely basis. In making these disclosures, we relied solely on written statements of directors, executive officers and stockholders and copies of the reports they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE
To the Board of Directors of U.S. Concrete, Inc.:
     We have reviewed and discussed with management U.S. Concrete’s audited financial statements as of and for the year ended December 31, 2005.
     In addition, we have discussed with PricewaterhouseCoopers LLP, U.S. Concrete’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also reviewed and discussed with management and PricewaterhouseCoopers LLP management’s report and PricewaterhouseCoopers LLP’s report and attestation on U.S. Concrete’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
     We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board’s Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with that firm its independence from U.S. Concrete. In addition, we concluded that PricewaterhouseCoopers LLP’s provision of services that are not related to the audit of U.S. Concrete’s financial statements was compatible with that firm’s independence from U.S. Concrete.
     Based on the reviews and discussions referred to above, we recommended to the Board of Directors of U.S. Concrete that the audited financial statements referred to above be included in U.S. Concrete’s annual report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

The Audit Committee

Mary P. Ricciardello, Chairperson
John R. Colson
Murray S. Simpson

REPORT OF THE COMPENSATION COMMITTEE
REGARDING EXECUTIVE COMPENSATION
     The compensation committee of the Board of Directors of U.S. Concrete, Inc. (the “Committee”) administers U.S. Concrete’s executive compensation program. The Committee is responsible for establishing appropriate compensation goals for executive officers and evaluating the performance of executive officers in meeting those goals. No member of the Committee is a current or former employee or officer of U.S. Concrete.
     The Committee seeks to reward senior management for building long-term stockholder value. In addition, the Committee designs executive compensation programs to provide the ability to attract, motivate and retain the management personnel necessary to U.S. Concrete’s success by providing an executive compensation program comparable to that offered by competitive companies to their management personnel. Finally, the Committee believes we must compensate our executive officers fairly for their contributions to our short-term and long-term performance. The Committee uses annual base salaries, annual bonuses and equity incentives to achieve these goals. In setting each executive’s base salary and annual bonus, and in awarding any long-term incentive compensation, the Committee considers comparative compensation information for equivalent positions from peer companies, using benchmark and market practice data collected and prepared both by U.S. Concrete’s management and by its executive compensation consultant.
Base Salary
     Base salaries for executives are determined initially by evaluating the levels of responsibility, prior experience and breadth of knowledge of the executives, internal equity issues and external pay practices. The Committee reviews executive salaries annually based on a variety of factors, including individual scope of responsibility and accountability, individual performance, general levels of market salary increases and U.S. Concrete’s overall results. The Committee grants salary increases within a pay-for-performance framework. The Committee assesses performance for base salary purposes on a qualitative, rather than a quantitative, basis and does not use any specific performance formula or weighting of factors in determining base salary levels. It considers individual performance in achieving predetermined goals set jointly by the employee and his or her immediate supervisor in establishing base salary increases for executives. Mr. Martineau received a base salary of $573,832 during 2005, which was an increase from 2004. The increase in Mr. Martineau’s base salary reflects the Committee’s assessment of Mr. Martineau’s leadership and significant personal contribution to U.S. Concrete’s business. In addition, the percentage increase in Mr. Martineau’s base salary from 2004 to 2005 was generally consistent with the annual base salary percentage increases granted in 2005 to several other U.S. Concrete salaried employees.
Annual Bonus
     The Committee considers awarding cash bonuses to executive officers on an annual basis. For 2005, the Committee adopted a cash bonus plan designed to provide salaried employees, including executive officers, with additional performance incentives for meeting certain financial and individual goals during 2005. Pursuant to the plan, a portion of each executive officer’s annual bonus was determined based on achieving predetermined earnings targets. The remainder of each executive officer’s bonus was based on individual performance in achieving predetermined goals established by the employee and approved by a supervisor. Bonus levels varied in accordance with an employee’s level of responsibility. Mr. Martineau earned a cash bonus of $300,000 during 2005, which U.S. Concrete paid in 2006.
Incentive Compensation and Restricted Stock Awards
     U.S. Concrete uses awards of stock options and restricted stock as forms of compensation for its executive officers. Restricted stock awards may include a bonus element for service in the prior year. The Committee currently intends to continue to make greater use of restricted stock in the future and correspondingly reduce U.S. Concrete’s reliance on stock options as the primary form of long-term incentive compensation. Among the factors the Committee uses in establishing the size of a stock option or restricted stock award include an executive’s responsibility and prior performance.
     The Committee approved grants of 99,000 and, as of the date of this proxy statement, 96,000 shares of restricted stock to the named executive officers during 2005 and 2006, respectively, which related to their respective service in 2004 and 2005 and as an incentive to achieve U.S. Concrete’s future objectives. The Committee did not grant any stock options to the named executive officers in 2005.
     Mr. Martineau was granted 42,500 shares of restricted stock in 2005, valued at $6.90 per share, and 40,000 shares of restricted stock in 2006, valued at $13.98 per share (in each case the fair market value of a share of common stock as of the date of grant), that relate to his respective service in 2004 and 2005 and as an incentive to achieve U.S. Concrete’s future objectives. In determining the number of restricted shares granted to Mr. Martineau, the Committee considered numerous subjective factors, including his experience in the industry and commitment to the success of U.S. Concrete.
     As of March 29, 2006, Mr. Martineau owned 560,076 shares of common stock (186,682 of which are restricted shares) and held options to purchase a total of 515,000 shares. The Committee believes that this equity interest provides an appropriate link to the interests of our company’s stockholders.
     The Committee reviewed perquisites provided to U.S. Concrete’s executive officers in 2005. For each of U.S. Concrete’s named executive officers, those perquisites had a total value of less than 5% of that officer’s 2005 salary. The Committee concluded that those perquisites were reasonable and not excessive.
Compliance with Internal Revenue Code Section 162(m)
     Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. U.S. Concrete had no nondeductible compensation expense for the year ended December 31, 2005. The Committee plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with U.S. Concrete’s compensation objectives.
     This report is furnished by the Compensation Committee of the Board of Directors.

John R. Colson, Chairman Vincent D. Foster
T. William Porter

PERFORMANCE GRAPH
     The following graph compares, for the period from December 31, 2000 to December 31, 2005, the cumulative stockholder return on our common stock with the cumulative total return on the Standard & Poor’s 500 Index and a peer group index we selected that includes six public companies within our industry. The comparison assumes that (1) $100 was invested on December 31, 2000 in our common stock, the S&P 500 Index and the peer group index and (2) all dividends were reinvested.
     The companies that comprise the peer group index are Lafarge North America, Inc., Texas Industries, Inc., Florida Rock Industries, Inc., Eagle Materials Inc., Martin Marietta Materials, Inc. and Vulcan Materials Company. This group is the same as the group we used in the proxy statement for our 2005 annual meeting of stockholders.
Comparison of Cumulative Total Return

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
U.S. Concrete	100.00	105.60	87.52	103.04	122.72	151.68
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
Peer Group	100.00	118.18	97.14	135.04	178.78	222.62

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The audit committee of our Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2006. PricewaterhouseCoopers LLP has audited our financial statements since May 16, 2002. Although we are not required to seek your approval of this appointment, it is customary practice to do so. No determination has been made as to what action the audit committee and the Board would take if you fail to ratify the appointment. Even if the appointment is ratified, the audit committee retains discretion to appoint a new independent audit firm if the audit committee concludes such a change would be in the best interests of U.S. Concrete. We expect representatives of PricewaterhouseCoopers LLP to be present at the meeting and available to respond to appropriate questions by stockholders. They will have the opportunity to make a statement if they so desire.
     Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast on the proposal is necessary to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2006. The enclosed form of proxy provides a means for you to vote for the ratification of the selection of independent registered public accounting firm, to vote against it or to abstain from voting for or against it. If you execute and return a proxy, but do not specify how to vote the shares represented by your proxy, the persons named as proxies will vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. In determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will not affect the vote.
     Our Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006.
Fees Incurred by U.S. Concrete to Independent Registered Public Accounting Firm
     The following table sets forth the fees we incurred for services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, during 2004 and 2005.

Fee Category	2005		2004
Audit Fees	$732,200	(1)	$827,290	(1)
Audit-Related Fees	—		109,400	(2)
Tax Fees	—		—
All Other Fees	1,400	(3)	1,599	(3)

Total	$733,600		$938,289

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Forms 10-Q and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees include professional services related to consultation on accounting standards or transactions and audits of our 401(k) plan.

(3)	All other fees consist of fees for products and services other than the services reported above. In 2005 and 2004, these fees consisted of licensing fees for accounting research software.
Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors
     The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The audit committee generally will pre-approve specific audit services for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included among the pre-approved audit services and any non-audit service must be separately pre-approved by the Audit Committee Chairperson. The Chairperson reports any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.
     None of the services related to the audit-related fees, tax fees or other fees described above was approved by the audit committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

EXPENSES RELATING TO THIS PROXY SOLICITATION
     We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and regular employees may solicit proxies by telephone without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners.
OTHER INFORMATION
Date for Submission of Stockholder Proposals
     Under rules the SEC has established, any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2007 Annual Meeting of Stockholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 2925 Briarpark, Suite 1050, Houston, Texas 77042, so that we receive that notice by no later than the close of business on December 14, 2006. If you submit a stockholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.
     In addition, our bylaws establish an advance-notice procedure for stockholder proposals to be brought before an annual meeting. The procedure provides that stockholders must submit proposals to us in writing containing certain information specified in our bylaws no earlier than the 180th day and no later than the close of business on the 90th day prior to the first anniversary of our preceding year’s annual meeting. These requirements are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our proxy statement. Stockholders may obtain a copy of our bylaws by making a written request to our Corporate Secretary.
     Under these bylaw provisions, we must receive stockholder proposals for our 2007 Annual Meeting of Stockholders no earlier than November 10, 2006 and no later than the close of business on February 8, 2007. Stockholders must deliver the proposals to Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark, Suite 1050, Houston, Texas 77042.
     We received no stockholder proposals and no stockholder director nominations for the 2006 Annual Meeting of Stockholders.
Householding of Annual Meeting Materials
     In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (“street-name stockholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to stockholders may request a copy by contacting the bank, broker or other holder of record, or by contacting us by telephone at 713-499-6200, by e-mail to corporatesecretary@us-concrete.com or by mail to: U.S. Concrete, Inc., 2925 Briarpark, Suite 1050, Houston, Texas 77042, Attention: Corporate Secretary. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of our future materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

Other Matters
     The Board of Directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

By Order of the Board of Directors

Donald C. Wayne
Vice President, General Counsel and Corporate Secretary
Houston, Texas April 13, 2006

APPENDIX I
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
U.S. CONCRETE, INC.
          U.S. Concrete, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Restated Certificate of Incorporation, which accurately restates and integrates the provisions of the existing Certificate of Incorporation of the Corporation as heretofore amended (as so amended, the “Certificate of Incorporation”) and does hereby further certify that:
          1. The name of the Corporation is U.S. Concrete, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 15, 1997 under the original name Main Street Equity III, Inc.
          2. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation in accordance with Section 245 of the DGCL and without a vote of the Corporation’s stockholders. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation, and no discrepancy exists between those provisions and the provisions hereof.
          3. The Certificate of Incorporation is hereby restated to read in its entirety as follows:
RESTATED CERTIFICATE OF INCORPORATION
          First: The name of the Corporation is U.S. Concrete, Inc.
          Second: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at that address is the Corporation Service Company.
          Third: The purpose of the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the “DGCL”).
          Fourth: The aggregate number of shares of capital stock which the Corporation will have authority to issue is Seventy Million and One (70,000,001), divided into Sixty Million (60,000,000) shares of common stock, par value $.001 per share (“Common Stock”), One (1) share of Class A common stock, par value $.001 per share (“Class A Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $.001 per share (“Preferred Stock”). The Corporation may issue shares of any class of its capital stock for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

          Except as applicable law otherwise provides, the holder of the share of Class A Stock and the holders of the Common Stock will vote together as a single class on all matters on which holders of Common Stock are entitled to vote. The share of Class A Stock will be entitled to 2,000,000 votes on each such matter, and each share of Common Stock will be entitled to one vote on each such matter.
          Prior to the effective time of the first acquisition by the Corporation of an operating business (the “Effective Time”), the share of Class A Stock will be deemed to have converted into 2,000,000 issued and outstanding shares of Common Stock prior to the record date the Corporation fixes for determining the holders of shares of Common Stock entitled to participate in any dividend the Corporation declares to be paid on the outstanding Common Stock or to share in the assets of the Corporation in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, and, on the basis of that deemed conversion, the holder of the Class A Stock and the holders of all outstanding shares of Common Stock will so participate and so share ratably on a share for share basis. Immediately prior to the Effective Time, the Class A Stock automatically will convert into 1,602,255 shares of Common Stock. Once the Class A Stock has been converted into Common Stock, it will be cancelled and not reissued.
          The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series will be such as are stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of that series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a “Directors’ Resolution.” The Board of Directors hereby is authorized to fix and determine the powers, designations, preferences, and relative, participating, optional or other rights (including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets on liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any series or other securities, any right of the Corporation to exchange or convert shares into Common Stock, Preferred Stock of any series or other securities, or redemption provisions or sinking fund provisions) as between series and as between or among series of Preferred Stock and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions thereof, if any, all as shall be stated in a Directors’ Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors’ Resolution.
          Consistent with this Article FOURTH and applicable law, any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preferred Stock may be dependent on facts ascertainable outside this Restated Certificate of Incorporation (this “Certificate of Incorporation”) or any amendment hereto, or outside resolutions of the Board of Directors pursuant to authority expressly vested in it by this Certificate of Incorporation. Except as applicable law or this Certificate of Incorporation otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of any class of capital stock of the Corporation.
          No stockholder will, by reason of the holding of shares of any class or series of capital stock of the Corporation, have a preemptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless a Directors’ Resolution specifically so provides with respect to a series of Preferred Stock.
          Cumulative voting of shares of any class or series of capital stock having voting rights is prohibited unless specifically provided for in a Directors’ Resolution with respect to a series of Preferred Stock.
          Fifth: (a) Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors hereby is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation, or any amendments thereto, will invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.
          (b) Number, Election and Terms of Directors. The number of directors which will constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office, subject to an increase in the number of directors by reason of any provisions contained in or established pursuant to Article FOURTH, but in any event will not be less than three. Each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting next following the director’s election. The foregoing notwithstanding, each director will serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.
          Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
          (c) Removal of Directors. Any director of the Corporation may be removed from office as a director, by vote or other action of the stockholders or otherwise, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution.

          (d) Vacancies. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.
          Sixth: From and after the first date as of which the Corporation has a class or series of capital stock registered under the Securities Exchange Act of 1934, as amended, except as a Directors’ Resolution may establish with respect to any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by those stockholders. Except as applicable law requires, or as a Directors’ Resolution may prescribe, special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board of Directors or (ii) the Board of Directors pursuant to a resolution a majority of the entire Board of Directors approves by an affirmative vote.
          Seventh: No director of the Corporation will be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing provisions will not eliminate or limit the liability of a director (a) for any breach of that director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, as the same exists or as that provision hereafter may be amended, supplemented or replaced, or (d) for any transactions from which that director derived an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, will be limited to the fullest extent permitted by that law, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation will be prospective only and will not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of that repeal or modification.
          Eighth: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, or adopt new Bylaws, without any action on the part of the stockholders, except as applicable law or the Bylaws of the Corporation may provide otherwise.
          Ninth: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of

Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If the majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of that compromise or arrangement, the said compromise or arrangement and the said reorganization will, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

U.S. CONCRETE, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Michael W. Harlan and Donald C. Wayne, and each of them, with full power of substitution and resubstitution, to represent the undersigned and to vote all the shares of Common Stock in U.S. Concrete, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 9, 2006 and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 13, 2006 (the “Proxy Statement”) and (2) in their discretion upon such other matters as may properly come before the meeting.
ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THOSE SHARES WILL BE VOTED FOR PROPOSAL NO. 1 AND FOR THE NOMINEES LISTED IN PROPOSAL NO. 2. THOSE SHARES ALSO WILL BE VOTED FOR PROPOSAL NO. 3.

Address Changes

(If you noted any Address Changes above, please mark the corresponding box on the reverse side.)
(Continued and to be signed on the reverse side).

VOTE BY MAIL
C\O AMERICAN STOCK TRANSFER & TRUST COMPANY 6201 15TH AVE., 2ND FLOOR BROOKLYN, NY 11219	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to U.S. Concrete, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	USCON1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

U.S. CONCRETE, INC.

Vote on Proposals			For	Against	Abstain
PROPOSAL NO. 1 Approve an amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors so that each director will stand for re-election on an annual basis and to provide that directors can be removed with or without cause.			☐	☐	☐

PROPOSAL NO. 2 In the event Proposal No. 1 is approved, elect the persons listed below to serve as directors until the next Annual Meeting of Stockholders or, in the event Proposal No. 1 is not approved, elect only the first two nominees listed below to the Board of Directors to serve until the 2009 Annual Meeting of Stockholders and the third nominee listed below to the Board of Directors to serve until the 2008 Annual Meeting of Stockholders, in each case until their respective successors are duly elected and qualified.

NOMINEES:	01) Eugene P. Martineau 02) T. William Porter, III 03) Michael W. Harlan 04) Vincent D. Foster 05) Mary P. Ricciardello 06) Murray S. Simpson 07) Robert S. Walker	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number of such nominee(s) on the line below.	For All ☐	Withhold All ☐	For All Except ☐

			For	Against	Abstain
PROPOSAL NO. 3 Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.			☐	☐	☐

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.

For address changes, please check this box and write them on the back where indicated		☐

The undersigned hereby revokes all previous proxies given by the undersigned with respect to the shares represented hereby in connection with the Company’s 2006 Annual Meeting of Stockholders. This Proxy may be revoked at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2005 is hereby acknowledged.
Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date